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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person*

Crouch                            Edwin                   C.
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   (Last)                           (First)             (Middle)

Chase Financial Center, P.O. Box 1730
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                                    (Street)

Christiansted,
St. Croix,                   U.S. Virgin Islands         00821
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   (City)                           (State)              (Zip)


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2. Issuer Name and Ticker or Trading Symbol


Emerging Communications, Inc. ("ECM")
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

December 1997
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [   ]   Director                             [   ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)

   Vice President - U.S. Investor Relations

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7. Individual or Joint/Group Filing (Check applicable line)

   [X]  Form filed by one Reporting Person
   [  ] Form filed by more than one Reporting Person


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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Common Stock                          12/30/97       J(1)                150     A    (1)            150          I        (a)
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Common Stock                          12/30/97       J(1)                736     A    (1)            736          I        (b)
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Common Stock                          12/30/97       J(1)                840     A    (1)            840          I        (c)
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Common Stock                          12/30/97       J(1)              6,000     A    (1)          6,000          I        (d)
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Common Stock                          12/30/97       J(1)                288     A    (1)            288          I        (e)
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                                                                                                  ======
                                                                                                   8,014

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(1) By virtue of the spinoff of Emerging Communications, Inc. ("ECM") from Atlantic Tele-Network, Inc. ("ANK") on December 30, 1997, the undersigned Reporting Person acquired one share of ECM common stock and .4 of a share of ANK common stock for each share of ANK common stock beneficially owned by him prior to the spinoff. ECM began trading on the AMEX on December 31, 1997, opening on a quote of $8 1/4 and closing at $8.

(a)  Held by Edwin C. Crouch Rollover IRA Dated 3/21/95 (which is owned by Edwin
     C. Crouch Revocable Trust Dated 8/19/96).

(b) Held by Edwin C. Crouch Contributory IRA (which is owned by Edwin C. Crouch Revocable Trust Dated 8/19/96).

(c) Held by Edwin C. Crouch SEP IRA Dated 3/21/95 (which is owned by Edwin C. Crouch Revocable Trust Dated 8/19/96).

(d) Held by Edwin C. Crouch, Trustee for Edwin C. Crouch Revocable Trust Dated 8/19/96.

(e)  Held by ANK Employee Stock Ownership Plan, as adopted and amended by ECM.

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the Form is filed by more than one Reporting Person, see Instruction
     4(b)(v).

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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This filing should not be deemed an admission that the undersigned Reporting Person is beneficial owner of the equity securities listed above.


Explanation of Responses:


/s/ Edwin C. Crouch                                            1/09/98
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      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.


       Alternatively,   this  Form  is  permitted  to  be  submitted  to  the
       Commission in electronic format at the option of the reporting person pursuant to rule 101(b)(4) of Regulation S-T.




 (122797DTI)